Exhibit 99.1
CONTACTS:

Ray Tharpe	Brian Levine
Investor Relations	Public Relations
561/438-4540	561/438-2895
rtharpe@officedepot.com	blevine@officedepot.com
OFFICE DEPOT ANNOUNCES MAJOR INITIATIVES,
ACCOUNTING CHARGES
Delray Beach, Fla., September 12, 2005 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced a series of charges related to asset impairments and actions designed to focus the Company on profitable growth, improve efficiency and enhance the Company’s performance in the months and years ahead. These initiatives and associated charges are disclosed in the Company’s filing on Form 8-K with the SEC earlier today.
This filing may be accessed at the Website of the United States Securities and Exchange Commission at www.sec.gov.

About Office Depot
With annual sales approaching $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 23 countries and employs 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, Guilbert®, and Tech Depot® brand names.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. With $3.1 billion in online sales in FY’04, the Company is the world’s number three Internet retailer. As of June 25, 2005, Office Depot has 1,011 retail stores in North America in addition to a national business-to-business delivery network supported by 22 delivery centers and more than 60 local sales offices. Internationally, the Company conducts wholly-owned operations in 14 countries through 76 retail stores and 26 distribution centers, and operates 153 retail stores under joint venture and license arrangements in another seven countries.
The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 10, 2005 and its 10-Q and 8-K filings made from time to time, including in particular its 10-Q filing made on the date of this press release. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.